CONTINUING LETTER OF CREDIT AGREEMENT
(Security Agreement)

Date:  April 29, 1996

TO:  COMERICA BANK-CALIFORNIA
     International Banking Department
     333 W. Santa Clara Street
     San Jose, California 95113

Gentlemen:

     In consideration of your issuance of letters of credit at your option from time to time substantially in accordance with our applications therefor, as the same may be amended with our agreement or consent, we hereby agree that, except as you and we shall otherwise specifically agree in writing in each instance, the Terms and Conditions hereinafter set forth shall apply to each such application and to each letter of credit issued pursuant to such application.

TCI International, Inc.
(Applicant)

222 Caspian Drive, Sunnyvale  CA  94089-1014
(Address)

/s/ John W. Ballard, III - Vice President/CFO
(Authorized Signature) (Title)

Page 1
TERMS AND CONDITIONS

In these provisions:

(1)  The "Applicant" means the party or parties identified as such on page 1.

(2) "Application" means each application by the Applicant for a letter of credit from the Bank, as such application may be amended or modified from time to time in accordance with the provisions hereof or with the written agreement or consent of the Applicant.

(3)  The "Bank" means Comerica Bank-California.

(4) An "instrument" means any draft, receipt, acceptance of cable or written demand for payment.

(5) "Property" means goods and merchandise and any and all documents relative thereto, securities, funds, choses in action, and any and all other forms of property, whether real, personal or mixed and any right or interest therein.

(6) "Uniform Customs and Practice" means the Uniform Customs and practice for Documentary Credits approved by the International Chamber of Commerce and in effect and adhered to by the Bank as of the date of issuance of the Credit.

     In consideration of the issuance by the Bank, upon application by the Applicant from time to time, at the Bank's option, of one or more letters of credit )each such letter of credit as from time to time amended or modified with the consent of the Applicant being hereinafter referred to as the "Credit"), the Applicant hereby agrees with the Bank as follows with respect to each Credit.

     1. The Applicant will reimburse the Bank at its principal office, in cash, the amount required to pay each instrument, such reimbursement to be made on demand in the case of each sight draft or receipt, with interest from the date of payment of the instrument to the date of reimbursement. If the instrument is in foreign currency, such reimbursement shall be in United States currency at the Bank's selling rate for cable transfers to the place of payment of the instrument current on the date of reimbursement or of the Bank's settlement of its obligation, as the Bank may require. If, for any cause, on the date of reimbursement or settlement there is no rate of exchange generally available for effecting such cable transfers, the Applicant will reimburse the Bank on demand in an amount in United States currency equivalent to the Bank's actual cost of settlement of its obligation as the Bank shall make such settlement, with interest from the date of settlement to the date of reimbursement. The Applicant will comply with all governmental exchange regulations now or hereafter applicable to the Credit or instruments or payments related thereto and will pay the Bank, on demand, in united States currency, such amount as the Bank may be required to expend on account of such regulations. Upon the occurrence of an event of default the Applicant shall pay the Bank in cash an amount sufficient to pay all monies that are or will be due to be paid at any time by the Bank or its correspondents to meet disbursements of any kind made or they may be required to be made pursuant to the Letter of Credit regardless of whether the beneficiary under the Letter of Credit has requested payment or whether those obligations have matured or remain contingent.

     2. The Applicant will pay the Bank such commission as has been agreed to, the reasonable fees and expenses of the Bank in connection with the Credit according to the Bank's standard practice, as in effect from time to time, and interest on the amount paid by the Bank and not reimbursed as provided in paragraph 1 hereof, including all charges and expenses paid or incurred by the Bank in connection therewith, at the rate of there (3%) percent above the Bank's base rate, and effect shall be given to any change in the interest rate resulting from a change in the base rate on the date of such change in the base rate. The "base rate" shall mean the rate of interest established by the Bank from time to time as its base rate, which may not necessarily be the lowest interest rate charged by the Bank to its borrowers. Interest shall be computed on the basis of the actual number of days elapsed, but computed as if each year consisted of three hundred sixty
(360) days. however, if the actual amount of interest charged for and collected shall ever exceed the maximum amount permitted by applicable law, interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be. The Bank is authorized to charge Applicant's deposit account for all required payments.

     3. Upon any transfer, sale, delivery, surrender or endorsement of any bill of lading, warehouse receipt or other document at any time(s) held by the Bank, or held for its account by any of its corespondents, relative to the Credit, the Applicant will indemnify and hold the Bank, and any such correspondent(s), harmless from and against each and every claim, demand, action or suit which may arise against the Bank, or any such correspondent(s), by reason thereof.

     4. The Applicant agrees to indemnify and hold the Bank and its correspondents harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank or its correspondents may incur (or which may be claimed against the Bank or its correspondents by any person) by reason of, or in connection with, the execution and delivery or transfer of, or payment or failure to pay under, the Credit, or by reason of, or in connection with, any other matters arising under this Application, or any of the transactions contemplated hereby; provided, however, the Applicant shall not be required to indemnify the Bank or its correspondents for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by such party's willful and wrongful misconduct or gross negligence.

     5. The Applicant will pay on demand all reasonable costs and expenses (including without limitation, reasonable attorneys' fees and legal expenses) incurred by the Bank in connection with the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement or any Application or any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank From paying any amount under the Credit.

     6. These Terms and Conditions and the Credit shall be subject to the Uniform Customs and Practice (a copy of which is available upon request), and, in the event any provision of the uniform Customs and Practice is or is construed to vary from or be in conflict with any provision of the California Uniform Commercial Code, as from time to time amended and in force (the "Commercial Code"), the Uniform Customs and practice shall prevail. In addition to other rights of the Bank hereunder or under application for the Credit, any action, inaction or omission taken or suffered by the Bank, or by any of its correspondents, under or in connection with the Credit or the relative instruments, documents, or property, it in good faith and in conformity with such foreign or domestic laws, regulations, or customs as the Bank or any of its correspondents may deem to be applicable thereto, shall be binding upon the Applicant and shall not place the Bank or any of its correspondents under any liability to the Applicant.

     7. Except insofar as instructions may be given by the Applicant in writing or by a Request (as defined in paragraph 8 below) expressly to the contrary with regard to, and prior to, the Bank's issuance of the Credit:
 (a) although shipment(s) in excess of the quantity called for under the Credit are made, the Bank may honor the relative instrument(s) in an amount or amounts not exceeding the amount of the Credit, and (b) the Bank may , but shall not be required to, honor, as complying with the terms of the Credit and of the application therefor, any instruments or other documents otherwise in order signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative of the party authorized under the Credit to draw or issue such instruments or other documents.

     8. The Applicant authorizes the Bank to honor the Applicant's orders to issue, amend or pay the Credit for the Applicant's account and risk upon a request communicated to the Bank by telegram, telex, computer, facsimile transmission, or other electronic means (a "Request") subject to the following: (a) a Request shall be made only by those persons authorized by the Applicant in accordance with the Bank's established requirements and the Bank shall not be obligated to identify such persons so authorized beyond the use of the authorized name or code identification if any is established;
(b) all Requests will be confirmed by the Bank in writing by sending to the Applicant a copy of the documents authorized or requested by the Applicant and the Applicant agrees promptly to examine such documents and to report any discrepancies promptly upon receipt of such confirmation; (c) if frequent Requests are to be made, the Bank may, but shall not be obligated to, assign a unique code number or word and require that such code be used by the Applicant (and if such a code number or word is established, all further Requests shall refer to such code); (d) the Bank shall not be liable for any loss that the Applicant may incur as a result of the Bank's compliance with a Request in accordance with this Application even if unauthorized, provided that the Bank acted in good Faith, and the Applicant indemnifies the Bank and holds the Bank harmless for any such losses; (e) the Bank will not be liable for any delays in honoring any Request, nor for any delays caused by others to whom the Bank may transmit such Request either at the Applicant's direction or otherwise and the Bank will not be required to honor Requests on the day on which Requests are received unless the Bank has agreed to do so and the Applicant has caused such Request to be received before the time the Bank has specified to honor such Request; (f) the Bank shall not be obligated to honor any Requests provided that the Bank has notified the Applicant by telephonic or other prompt means, (g) all Requests shall be subject to the terms of this Agreement and any other written or electronic agreement entered into with the Bank by the Applicant in connection with any transaction relating to such Request. Bank may record any request made by telephone and any other telephonic communications between the Applicant and the Bank regarding the Credit.

     9. Applicant agrees that the user(s) of the Credit shall be deemed agents of the Applicant and neither the Bank nor its correspondents shall be responsible for: (a) the use which may be made of the Credit or for any acts or omissions of the user(s) of the Credit, (b) the time, place, manner or order in which shipment is made, (c) partial or incomplete shipment, or failure or omission to ship any or all of the property referred to in the Credit, (d) losses resulting from the Credit providing that a complete set of shipping documents including one original bill of lading be forwarded by the beneficiary directly to Applicant or its customs brokers; (e) the solvency, responsibility or relationship to the property of any party issuing any documents in connection with the property, (f) delay in arrival or failure to arrive of either the property or any of the documents relating thereto;
(g) delay in giving or failure to give notice of arrival or any other notice;
(h) any breach of contract between the shipper(s) or vendor(s) and the consignee(s) or buyer(s); (i) failure of any instrument to bear any reference or adequate reference to the Credit, or failure of documents to accompany any instrument at negotiation, or failure of any person to note the amount of any instrument on the reverse of the Credit, or to surrender or take up the Credit or to send forward documents apart from instruments as required by the terms of the Credit, each of which provisions, if contained in the Credit itself, it is agreed may be waived by the Bank: (j) the validity, sufficiency or genuineness of documents, or of any endorsements thereof, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (k) payment by the Bank made against presentation of documents which substantially comply with the terms of the Credit; or (l) any other circumstances whatsoever in making or failing to make payment under the Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The Bank shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in business of any of its correspondents. The occurrence of any one or more of the contingencies referred to in this paragraph shall not affect, impair or prevent the vesting of any of the Bank's rights or powers hereunder or the Applicant's obligation to make reimbursement. The Applicant will promptly examine (i) the copy of the Credit (and of any amendments thereof) sent to it by the Bank and (ii) all documents and instruments delivered to it from time to time by the Bank, and , in the event of any claim of noncompliance with Applicant's instructions or other irregularity, will immediately notify the Bank thereof in writing, the Applicant being conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

     10. The Applicant will promptly procure any necessary import, export, or other licenses for the import, export or shipping of the property shipped under or pursuant to or in connection with the Credit, and comply with all foreign and domestic governmental regulations in regard to the shipment of such property or the financing thereof, and furnish such certificates in that respect as the Bank may at any time require, and keep such property adequately covered by insurance in amounts, against risks and in companies satisfactory to the Ban, and assign the policies or certificates of insurance to the Bank, or make the loss or adjustment, if any, payable to the Bank, at its option, and furnish the Bank, on its demand, with evidence of acceptance by the insurers of such assignment. Should the insurance upon such property for any reason be unsatisfactory to the Bank, the Bank may, at the Applicant's expense, obtain insurance satisfactory to the Bank.

     11. As security for the payment or performance of any and all of the Applicant's obligations and/or liabilities hereunder, absolute or contingent, and also for the payment or performance of any and all other obligations and/or liabilities, absolute or contingent, due or to become due, which are now, or may at any time(s) hereafter be owing by the Applicant to the Bank, or which are now or hereafter existing, the Applicant hereby assigns, pledges, and grants the Bank a security interest and lien upon, and the right of possession and disposal to the following property (the "Collateral"): (a) where applicable, any and all shipping documents, warehouse receipts, policies or certificates of insurance or other documents or instruments accompanying or related to drafts drawn under the Credit and in and to all property shipped, stored or otherwise disposed of under or pursuant to or in connection with the Credit, or in any way relating thereto or to any of the drafts drawn thereunder (whether or not such documents, goods, or other property be released to Bank or upon Bank's order and whether or not any such release shall be on trust or bailee's receipt), and in and to the proceeds of each and all of the foregoing; (b) all Applicant's rights and causes of action against all parties arising from or in connection with the contract, sale or purchase of any Collateral covered by the Credit, or any guarantees, agreements or other undertaking (including those in effect between Applicant and any account party named in the Credit), credits, policies of insurance or other assurances in connection therewith; and (c) all property, rights, choses in action, claims and demands of every kind now or thereafter belonging to Applicant and which may now or hereafter be in the possession, custody or control of, or in transit to or set apart for Bank, Bank's agents, or correspondents for any purpose. Further, Applicant agrees at any time and from time to time, on demand, to deliver, convey, transfer or assign to the Bank additional security of a value and character satisfactory to the Bank, or to make such payment as the Bank may require. The Applicant will execute, deliver and file such financing statements and other documents as may be requested by Bank from time to time to create, perfect and preserve the security interest created hereby; and the right is granted Bank, to be exercised at its option, to file from time to time financing statements signed by Bank alone and naming Bank as the secured party and the Applicant as the debtor, and indicating the types, or describing the items, of collateral covered hereby, and at the expense of the Applicant.

     12. Upon the failure of the Applicant at any time to keep a margin of security with the Bank satisfactory to the Bank; or upon the death of any Applicant; or if any of the obligations and/or liabilities of the Applicant to the Bank shall not be paid or performed when due; or if there is a breach in any warranty or representation herein; or if the Applicant shall become insolvent (however such insolvency may be evidenced) or commit any act of bankruptcy or insolvency, or make a general assignment for the benefit of creditors; or if the Applicant shall suspend the transaction of its usual business or be expelled or suspended from any exchange; or if an application is made by any judgment creditor of the Applicant for an order directing the Bank to pay over money or to deliver other property; or if a petition in bankruptcy shall be filed by or against the Applicant; or if a petition shall be filed by or against the Applicant or any proceeding shall be instituted by or against the Applicant for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extensions; or it any governmental authority, or any court at the instance of any governmental authority, shall take possession of any substantial part of the property of the Applicant or shall assume control over the affairs or operations of the Applicant; or if a receiver shall be appointed of, or a writ or order of attachment or garnishment shall be issued or made against, any of the property or assets of the Applicant; or if the Bank shall in good faith deem itself insecure at any time; thereupon, unless the Bank shall otherwise elect, any and all obligations and liabilities of the Applicant to the Bank, whether now existing or hereafter incurred, shall become and be due and payable forthwith without presentation, demand or notice, all of which are waived.

     13. If any event described in paragraph 12 above shall have occurred and be continuing, Bank may exercise in respect to the Collateral all the rights and remedies of a secured party under the Commercial Code and any other applicable law and also may, without notice except as specified below, sell such Collateral or any part thereof in one or more parcels at public or private sale, at any of Bank's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Bank may deem commercially reasonable. The Applicant will pay to Bank on demand all costs and expenses (including without limitation, reasonable attorneys' fees and legal expenses) related or incidental to the repossession, custody, preservation, protection, preparation for sale or sale of, or collection from, or other realization upon, any such Collateral, or related or incidental to the establishment, preservation or enforcement of Bank's rights and remedies in respect of any such collateral.

     14. That if the Applicant is a banking institution, the Applicant hereby appoints the Bank its agent to issue the Credit in accordance with, and subject to, these Terms and Conditions and the Application for the Credit.

     15. The Applicant submits, in any legal proceeding related to this Agreement, any Application or the Credit, to the nonexclusive jurisdiction over the person of the Applicant of any court of competent jurisdiction sitting in the State of California and agrees to a suit being brought in any such court; waives any objection that it may now have or hereafter have to the venue of such proceeding in any such court or that such proceeding was brought in an inconvenient court; agrees that service of process and any such legal proceeding may be made, and shall be conclusively deemed sufficient and adequate, by mailing of copies thereof (by registered or certified mail, if practicable) postage prepaid, or by teletransmission to the Applicant at its address set forth herein or such other address of which the Bank shall be notified in writing, in which event, service shall be deemed complete upon the filing with the court of a copy of the process mailed or sent and an affidavit attesting the mailing or sending. The Applicant agrees that nothing herein shall affect the Bank's right to affect service or process in any other manner permitted by law.

     16. If any law or regulation or the interpretation or implementation thereof by any court or administrative or governmental authority charged with the administration thereof shall either: (a) impose, modify or deem applicable any reserve, capital adequacy, special deposit, limitation or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Bank, or (b) impose on the Bank any insurance premium or other condition regarding this Agreement or the Credit, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost of issuing or maintaining the Credit over that which the Bank assumed in determining its fees or decrease the yield to the Bank of issuing or maintaining the Credit, then, upon demand by the Bank, the Applicant shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost or decrease in yield, together with interest on each such amount from the date demanded until payment in full thereof at the rate and on the terms set forth in paragraph 2 above. A certificate as to such increased cost or decrease in yield incurred by the Bank as a result of any event mentioned in clause
(a) or (b) above, submitted by the Bank to Applicant, shall be conclusive, absent manifest error, as to the amount thereof.

     17. The Bank shall not be deemed to have waived any of its rights hereunder, unless the Bank or its authorized agents shall have signed such waiver in writing. No such waiver unless expressly as stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver.

     18. The obligations hereof shall bind the successors and assigns of the Applicant, and all rights, benefits and privileges conferred on the Bank shall be and are extended to and conferred upon and may be enforced by its successors and assigns. If the Applicant is a partnership, the obligations hereof shall continue in force and apply, notwithstanding any change in the membership of such partnership, whether arising from the death or retirement of one or more partners or the accession of one or more new partners. If this Agreement is signed by two or more Applicants, it shall be the joint and several agreement of each Applicant.

     19. Except as otherwise provided herein, any notice from the Bank to the Applicant, if mailed, shall be deemed given when mailed, postage paid, addressed to the Applicant at its address set forth herein or such other address of which the Bank shall be notified in writing. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     20. Subject to the provisions of paragraph 6 above, this Agreement and all rights, obligations and liabilities arising hereunder shall be both governed by, and construed in accordance with, the laws of the State of California.

     21. This Agreement, any collateral documents relating to security for the Credit and any Requests constitute the entire agreement of the parties with respect to the subject matter hereof, and except as provided in paragraph 8, this Agreement may not be amended except in writing signed by both parties.

     22. The Applicant acknowledges and agrees that Credits requested will not be collateral or security for any obligation secured by real property and that Credits requested are not intended to guaranty or relate in any way to any obligation secured by real property. The Applicant further acknowledges and agrees that Credits requested will not be governed by the California antideficiency statues (Code Civ. Proc., sections 580a, 580b, and 580d), the One-Action Rule (Code Civ. Proc.,
section 726) or the Security-First Rule (Code Civ. Proc., section 726), and that they will constitute a separate and independent obligation.

     23. Applicant warrants that any Request submitted hereunder and any shipment related to such request is not in violation of U.S. Treasury Foreign Assets Control or Cuban Assets Control Regulations.

     24. The Applicant agrees that the Bank may provide information relating to any Request, Credit or relating to the Applicant to the Bank's parent, affiliates, subsidiaries and service providers.
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